SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                FORM 8-K

                             CURRENT REPORT

 Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

 Date of Report:  May 28, 1996     Date of Event: May 15, 1996

                 Cotton States Life Insurance Company
          (Exact name of registrant as specified in its charter)

          Georgia                   2-39729           58-0830929
(State or other jurisdiction      (Commission        (IRS Employer
     of incorporation)            File Number)       Identification No.)

 244 Perimeter Center Parkway, N.E., Atlanta, Georgia         30346
 (Address of principal executive offices)                   (Zip Code)

                         770/391-8600
(Registrant's telephone number, including area code)

                        Not applicable
 (Former name or former address, if changed since last report)

 The Total Number of Pages in this Document is 2.














  Item 5. Other Events

     The Registrant issued the following press release on May 15, 1996:

  COTTON STATES SIGNS LETTER OF INTENT

     Atlanta, Georgia, May 15, 1996 - - Cotton States Insurance Company today announced that a letter of intent has been signed outlining an agreement with Blakely Crop Hail, Inc., Topeka, Kansas, to transfer management of its multi peril crop insurance and crop hail insurance to Blakely. Marketing of the crop insurance will continue through the Cotton States distribution system through an agreement between Blakely and CSI Brokerage Services, Inc., a wholly owned subsidiary of Cotton States Life Insurance Company. It is anticipated that the marketing agreement will increase commission income in CSI by approximately $600,000 annually beginning in 1997.

     Cotton States' President and CEO, J. Ridley Howard said, "This is an opportunity to increase the quality of service to our customers by working with a recognized leader in the specialized field of crop insurance."

     The transaction is subject to the execution of a definitive agreement and the receipt of the required regulatory and board approvals, as well as other conditions customary in a transaction of this nature.

     Cotton States Life Insurance Company is licensed to sell life insurance in Alabama, Florida, Georgia, Kentucky, Louisiana, Mississippi, North Carolina, South Carolina, Tennessee and Virginia. Its common shares are traded on the NASDAQ National Market under the symbol CSLI.

  SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                    COTTON STATES LIFE INSURANCE COMPANY

  May 28, 1996           Cindy M. Swinson,
                         Vice President, Secretary and General Counsel